UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 30, 2005

Commission		IRS Employer
File Number	Exact name of registrant as specified in its charter	Identification No.
1-12577	SITEL CORPORATION	47-0684333

MINNESOTA

(State or Other Jurisdiction of Incorporation or Organization)

7277 WORLD COMMUNICATIONS DRIVE OMAHA, NEBRASKA	68122
(Address of Principal Executive Offices)	(Zip Code)

(402) 963-6810

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding the Company’s restructuring plan, including the planned reduction of ongoing operating expenses, the anticipated amounts of restructuring costs, the impact of the reduction in force on the Company’s headcount, and the timetable for completion of the restructuring plan. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, the Company’s ability to implement the restructuring plan according to the timetable and to the extent currently anticipated, possible changes in the size and components of the operating expense reductions, the impact of personnel reductions, the Company’s ability to project accurately cost savings and changes from the restructuring plan and general economic conditions. Actual results could differ materially from those set forth in the forward-looking statements as a result of such risk factors as well as other risks and uncertainties.

Item 2.05.          Costs Associated with Exit or Disposal Activities.

On December 30, 2005, in continuation of the previously announced profit improvement plan, the Company committed to additional actions to reduce net headcount by a total of approximately 150 employees.  In connection with these actions, the Company estimates that it will record $2.0 million to $2.5 million of severance costs in the fourth quarter of fiscal year 2005, in addition to the $3.4 million to $5.0 million of restructuring expenses estimated in the Form 10-Q filed November 9, 2005. The Company expects to complete these activities by the end of the first quarter of fiscal year 2006. The majority of these severance costs are expected to be paid out during the Company’s first quarter of fiscal year 2006, with the remainder to be paid by the end of fiscal 2006.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SITEL Corporation
(Registrant)

Date: January 5, 2006	By	/s/	Jorge A. Celaya
Jorge A. Celaya
Chief Financial Officer